UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2008

VCG Holding Corp.

(Exact name of registrant as specified in its charter)

Colorado	001-32208	84-1157022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

390 Union Boulevard, Suite 540 Lakewood, Colorado	80228
(Address of Principal Executive Offices)	(Zip Code)

(303) 934-2424

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

On March 15, 2008, a wholly-owned subsidiary (the “Buyer”) of VCG Holding Corp., a Colorado corporation (the “Parent”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), with a company (the “Seller”) that owns and operates an adult nightclub (the “Business”) in the west coast region of the United States, and the Seller’s sole shareholder (the “Shareholder”), pursuant to which the Buyer agreed to purchase substantially all of the Seller’s assets and assume certain of the Seller’s liabilities (the “Acquisition”). The formula for calculating the purchase price for the assets will be based on a multiple of the Seller’s earnings for the trailing 12 month period ended immediately preceding the closing date of the Acquisition as set forth in the exhibits to be attached to the Purchase Agreement (as discussed below). As of the date of this Current Report on Form 8-K, the Parent expects that the purchase price will be approximately $7.35 million based upon anticipated earnings of the Seller for the trailing 12 month period ended immediately preceding the closing date of the Acquisition of $2.1 million and a multiple equal to 3.5. The Parent will file an amendment to this Current Report on Form 8-K disclosing the exact formula for calculating the purchase price when available. The Buyer will pay (a) 85% of the purchase price at the closing and (b) the balance following the closing based upon the Seller’s closing date financial statements, together with interest on such amount equal to 10% per annum from the closing date until paid. The Acquisition does not include the real property upon which the Business is operated.

The Buyer has 30 business days after delivery of the executed Purchase Agreement with all exhibits thereto to conduct its due diligence. The Buyer may terminate the Purchase Agreement for any and no reason on or before the expiration of the due diligence period. Either party may terminate the Purchase Agreement if the financial statements delivered to the Buyer at the closing reflect an adjustment in the purchase price of more than 10% from the preliminary purchase price set forth in the exhibits to the Purchase Agreement.

The Purchase Agreement contains certain other provisions which are customary for agreements of this nature, such as representations, warranties, covenants and indemnities. The closing of the Acquisition is expressly conditioned upon: (a) the Buyer’s satisfactory due diligence investigation of the Business, (b) the Buyer assuming the Seller’s obligations under certain contracts, (c) the Buyer obtaining necessary government licenses and consents to the closing of the Acquisition and for the operation of the Business by a new owner, (d) the Buyer obtaining financing for the purchase price on terms satisfactory to the Buyer in the Buyer’s sole and absolute discretion (which condition shall expire 10 days before the closing of the Acquisition), (e) the Shareholder executing a Covenant Not To Compete agreement (the “Non-Competition Agreement”), as further described below, and (f) the Buyer being able to assume the current lease for the real property used in the operation of the Business on terms acceptable to the Buyer in the Buyer’s sole and absolute discretion. In addition, the Shareholder has agreed to assist the Buyer in transitioning the day-to-day operations of the Business for 120 consecutive days following the closing.

In connection with the execution of the Purchase Agreement, on March 15, 2008, the Buyer and the Seller entered into a Confidentiality Agreement providing that the Buyer may not disclose the Seller’s confidential information, trade secrets and other information learned by the

Buyer in its due diligence investigation of the Seller or solicit, hire, recruit or otherwise encourage the Seller’s employees or entertainers to leave the Business until the closing date, or if no closing occurs, for a period of one year following the termination of the Purchase Agreement.

In connection with the execution of the Purchase Agreement, the Buyer also entered into the Non-Competition Agreement with the Shareholder, to become effective on the closing date of the Acquisition, pursuant to which the Shareholder agreed not to compete with the Buyer for a period of three years following the closing date within 25 miles of the Business, excluding certain adult entertainment nightclubs currently operated or controlled by the Shareholder. The Non-Competition Agreement also contains non-solicitation and confidentiality covenants. The Buyer will pay the Shareholder $5,000 in cash on the closing date of the Acquisition in consideration for entering into the Non-Competition Agreement.

The parties have agreed to keep information in the transaction documents that would enable a reader to identify the acquired Business, such as, but not limited to, the names of individuals, the name of the Business and the Business’s geographical location, confidential until the closing of the Acquisition in order to avoid substantial competitive harm to the acquired Business before the closing, if any. Accordingly, the Parent has submitted a request for confidential treatment for portions of Exhibits 10.1 and 10.2 attached hereto and filed the confidential portions thereof with the Securities and Exchange Commission simultaneously with the filing of this Current Report on Form 8-K.

The parties expect to close the Acquisition in the second quarter of 2008. Due to the conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, there is no assurance that the Buyer will close the Acquisition.

The Company has attached hereto as Exhibits 10.1 and 10.2, respectively, copies of the Purchase Agreement and the Non-Competition Agreement. The foregoing summaries are qualified in their entirety by the contents of the Purchase Agreement and the Non-Competition Agreement.

Item 8.01	Other Events.

On March 18, 2008, the Parent issued a press release announcing that it entered into the Purchase Agreement. A copy of this press release is attached as Exhibit 99.1 hereto. The reader is advised to read the press release in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Identification of Exhibits

10.1	Asset Purchase Agreement*

10.2	Covenant Not To Compete*

99.1	Press Release

*	As indicated elsewhere herein, portions of these exhibits have been omitted pursuant to a request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCG HOLDING CORP.

Date: March 20, 2008	By:	/s/ Brent J. Lewis
Brent J. Lewis Chief Financial Officer